ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ACOLOGY, INC.

ACOLOGY, INC., a Florida corporation (the "Corporation"), hereby certifies as follows:

1. The name of the Corporation is **ACOLOGY, INC.** and its Document Number is P97000076929.
2. Pursuant to the provisions of section 607.1006 of the Florida Business Corporation Act. Article I of the Articles of Incorporation is amended to read as follows:

ARTICLE I
Corporate Name and Principal Office

The name of the Corporation is **MEDTAINER, INC.** and its principal office and mailing address is 1620 Commerce St., Corona, CA 92880.

3. The amendment was were adopted in accordance with the provisions of §607.1003 of the Florida Business Corporation Act by the holders of the Corporation's common stock (which is the sole voting group of the Corporation's outstanding capital stock) on August 20, 2018. The number of votes cast for the amendment by such shareholders was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed this 20th day of August 2018.

ACOLOGY, INC.

By: ______________________
Curtis Fairbrother
President

FILED
2018 AUG 28 P 3:07
SECRETARY OF STATE
TALLAHASSEE, FLORIDA